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                                                                 EXHIBIT 10.12.3
                                                                  EXECUTION COPY

                           CHANGE OF CONTROL AGREEMENT

     This AGREEMENT, dated January 10, 1996, is made by and between Mark D. Ruby ("Ruby") and SURVIVAL TECHNOLOGY, INC., ("STI") a Delaware corporation.

          In order to induce Ruby to remain in the employ of STI and to induce Ruby to give continued attention and dedication to his assigned duties in the event of a Change of Control of STI, STI desires to provide Ruby with certain benefits and inducements, as set forth herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, STI and Ruby do hereby agree as follows:

                                   DEFINITIONS

     Whenever the following terms are used below in this Agreement, they shall have the meaning specified below, and no other.


SECTION 1.1 - CAUSE.

          "Cause" shall mean termination of employment with STI because of (i) Ruby failure or refusal to satisfactorily perform any duties reasonably required of Ruby by STI; (ii) the commission of Ruby of a felony or the perpetration by Ruby of a dishonest act against or breach of fiduciary duty toward STI; or (iii) any act or omission by Ruby which is injurious in any material respect to the financial condition or business reputation of STI.


SECTION 1.2 - CHANGE OF CONTROL.

          A "Change of Control" shall be deemed to have occurred if the Stanley
J. Sarnoff Estate block of Company stock is sold and Ruby's employment with STI is terminated. The transfer of the beneficial ownership of securities of STI from the Estate of Stanley Sarnoff to the Sarnoff Endowment for Cardiovascular Research shall not be deemed to be a Change of Control.


SECTION 1.3 - NOTICE OF TERMINATION.

          "Notice of Termination" shall mean a notice, in writing, to Ruby from STI, which indicates the specific termination provision enumerated in this Agreement which sets forth in reasonable detail the facts and circumstances alleged to provide a basis for termination of Ruby's employment by STI.


                                      TERM

          This Agreement shall be effective commencing on the date hereof and shall continue in effect through one year,provided, however, that commencing
   and on each         thereafter, the term of this Agreement shall
automatically be extended for one additional year unless no later than December 31 of the preceding year, the Company shall have given Ruby notice that it does not desire to extend the term of this Agreement: and provided, further, that if a Change of Control shall have ocurred during the term of this Agreement, then, notwithstanding such notice by the Company not to extend, this Agreement shall continue in effect for the lesser of i) a period of 36 months beyond the then scheduled expiration of this Agreement, or (ii) or a period ending on the date of the Retirement of Ruby.


                            BENEFITS AND COMPENSATION

SECTION 2.1 - WHEN BENEFITS PAYABLE.

          No benefits shall be payable under this Agreement and the provisions of this Agreement shall be of no force or effect unless there shall have been a Change of Control, and Ruby's employment with STI shall have been terminated because of and as part of that Change of Control during the term of this Agreement. If such a Change of Control has occurred and Ruby's employment with STI is terminated due to that Change of Control during the term of this Agreement, unless such termination is (i) because of the death of Ruby, or (ii) for Cause, Ruby shall be entitled to benefits enumerated in Section 2.3 of this Agreement. No benefits shall be paid to Ruby and this Agreement shall be of no force and effect if Ruby voluntarily resigns from his position or Ruby is
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terminated for no cause at a time when there has been no Change of Control.

SECTION 2.2 - BENEFITS UPON TERMINATION FOR CAUSE.

          In the event that Ruby's employment with STI is terminated for Cause, Ruby shall receive Ruby's full base compensation as earned through the Date of Termination at the rate in effect at the time Notice of Termination is given. Following payment of said amount, STI shall have no further obligations to Ruby under this Agreement.


SECTION 2.3 - BENEFITS UPON TERMINATION OTHER THAN FOR CAUSE.

          In the event that the employment of Ruby shall be terminated during the term of this Agreement due to a Change of Control, and not for Cause, then

     (a) Ruby shall be entitled to receive: (I) a lump sum payment of a dollar amount equal to 100% of Ruby's annual base salary in effect at the time of the Change of Control; and (II) for a 24-month period after such termination, life, disability, and health insurance coverage substantially the same as that which Ruby received immediately prior to the Change of Control but increased to the extent that such benefits were increased following the Change of Control (less any withholding required pursuant to applicable law).

     (b) all options to purchase securities of the Company then held by Ruby shall be immediately exercisable, without regard to whether such options are exercisable at such time pursuant to the terms of the documents under which such options were granted; provided that if such Change of Control is to be accomplished through a tender offer or an exchange offer, such options shall be exercisable and a time that shall permit Ruby to tneder the shares received upon the exercise of the option in such tender or exchange offer;

     (c) any securities of the Company then held by Ruby that are subject to any restriction on transfer, other than restrictions imposed only by federal or state securities laws, shall lapse and be of no further force and effect with the result that Ruby shall be permitted to sell, transfer or otherwise dispose of such securities without regard to any such restrictions.

SECTION 2.4 - NO MITIGATION.

          Ruby shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced or offset by any compensation earned by Ruby as a result of employment by another employer or by retirement benefits after the Date of Termination or otherwise. Benefits payable pursuant to Section 2.3(II) of this Agreement shall cease to the extent that Ruby is entitled to receive such benefits pursuant to the benefit plans of another employer.


                                  MISCELLANEOUS


SECTION 3.1 - SUCCESSORS; BINDING AGREEMENT.

          STI will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of STI to expressly assume and agree to perform this Agreement in the same manner and to the same extent that STI would be required to perform it if no such succession had taken place. The failure of STI to obtain such assumption agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Ruby to compensation from STI in the same amount and on the same terms as Ruby would be entitled to hereunder if Ruby had terminated Ruby's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.


SECTION 3.2 - SUCCESSORS AND ASSIGNS.

          This Agreement shall inure to the benefit of, and be enforceable by, the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of Ruby. If Ruby should die after a Change of Control and during the term of this Agreement and while any amount would still be payable to Ruby hereunder if Ruby had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Ruby's devisee, legatee or other designee or if there is no such designee, Ruby's estate.


SECTION 3.3 - INVALID PROVISION.

          The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
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SECTION 3.4 - Ruby's Employment by STI.

          Nothing contained in this Agreement (i) obligates STI or any subsidiary of STI to employ Ruby in any capacity whatsoever, or (ii) prohibits or restricts STI (or any such subsidiary) from terminating the employment, if any, of Ruby at any time or for any reason whatsoever, with or without cause.


     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.


                         SURVIVAL TECHNOLOGY, INC.,
                         a Delaware Corporation


                         By: s/s Doris Geier
                             -------------------------------
                                   Doris Geier
                                   Director, Human Resources
                                   and Corporate Secretary

                         Address:  2275 Research Boulevard
                                   Rockville, Maryland 20850






                             s/s Mark D. Ruby
                             -------------------------------
                                 Mark D. Ruby
                                 ---------------------------

                         Address:  11523 Glen Abbey Way
                                   Charlotte, NC  28277